Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Jersey Central Power & Light Company of our report dated February 18, 2026 relating to the financial statements of Jersey Central Power & Light Company, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
April 9, 2026